EX-28.h.3.c

Amendment to U.S. Mutual Funds
Administration Agreement

This Amendment, dated and effective as of October 27, 2025, is by and between Dimensional Investment Group Inc., a Maryland corporation (the “Fund”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Fund and the Administrator entered into a U.S. Mutual Funds Administration Agreement dated October 3, 2012 and effective on or about April 1, 2013 (as amended, modified and supplemented through the date hereof, the “Agreement”), whereby the Administrator provides certain administrative services to the Fund and each of its Portfolios set forth on Exhibit A thereto; and

WHEREAS, the Fund desires to have certain of its Portfolios offer one or more classes of exchange-traded shares that operate as an exchange-traded fund (each such class, an “ETF Class”); and

WHEREAS, the Fund desires to engage the Administrator to provide certain administrative services to each ETF Class under the terms of the Agreement; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.
In accordance with Section 19, the Additional Portfolios provision, of the Agreement, the undersigned Fund hereby requests that the Administrator act as Administrator for the new ETF Classes listed below, under the terms of the Agreement:

ETF Class Name
U.S. Large Company Portfolio – ETF Class Shares

For purposes of clarity, Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the new Exhibit A attached hereto.

2.	The Fund hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 4 of the Agreement.

3.	Except as amended hereby, the Agreement shall remain in full force and effect.

4.
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By: /s/Ryan Buechner
Name: Ryan Buechner
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/Suzanne M. Hinckley
Name: Suzanne M. Hinckley
Title: Senior Vice President

ADMINISTRATION AGREEMENT

EXHIBIT A
Management Investment Company and Portfolios thereof
Updated as of October 27, 2025

Dimensional Investment Group Inc.

∗	U.S. Large Company Portfolio
∗	Emerging Markets Portfolio II
∗	U.S. Large Cap Value Portfolio III
∗	DFA Two-Year Fixed Income Portfolio
∗	DFA Two-Year Government Portfolio
∗	DFA International Value Portfolio
∗	DFA International Value Portfolio III
∗	Global Equity Portfolio
∗	Global Allocation 60/40 Portfolio
∗	Global Allocation 25/75 Portfolio

ETF Classes

U.S. Large Company Portfolio – ETF Class Shares